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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Candela Corporation on Form S-8 (File Nos. 33-18932, 33-29291, 33-35091, 33-
37696,  33-37697,  33-37698,  33-55596  and  33-73040) of our report dated
August 5, 1997, except as to the information presented in Note 6, for which the date is September 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Candela Corporation as of June 28, 1997 and June 29, 1996, and for each of the three years in the period ended June 28, 1997, which report is included in this Annual Report on Form 10-K.



Boston, Massachusetts              COOPERS & LYBRAND L.L.P.
September 22, 1997